Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Seanergy Maritime Holdings Corp. for the registration of shares of its common stock, shares of its preferred stock, its debt securities, its warrants, its purchase contracts, its rights and its units and to the incorporation by reference therein of our report dated March 7, 2018, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp., included in its Annual report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
August 10, 2018